Exhibit 99.1
DENBURY RESOURCES INC.

P R E S S  R E L E A S E

Denbury Announces Repurchase Program for up to $500 million of Common Stock

News Release
Released at 7:30 a.m. CST

PLANO, TX – October 3, 2011 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that its Board of Directors has approved a common stock repurchase program for up to $500 million of Denbury shares.  The Company currently has approximately 402 million common shares outstanding and its total market capitalization is approximately $4.6 billion based on the closing price of the Company’s stock on September 30, 2011.  The Company recently amended its bank credit facility to provide for up to $500 million of combined stock repurchases or dividend payments made in compliance with other credit facility covenants.  The Company plans to fund its share repurchase program with a combination of cash flow from operations and borrowings on the Company’s $1.6 billion bank credit facility, under which $110 million was outstanding on September 30, 2011.

Under this program, the Company may repurchase its common stock from time to time in open market transactions, including through 10b5-1 programs, or through privately negotiated transactions.  The timing and amount of any repurchases will depend upon market conditions, estimates of the Company’s intrinsic value and other factors.  The Board approved program has no pre-established ending date, and may be suspended or discontinued at any time.  The Company is not obligated to repurchase any dollar amount or specific number of shares of its common stock under the program.

Phil Rykhoek, Chief Executive Officer, said, "We believe this is a prime opportunity for the Company to initiate a stock repurchase program.  In our opinion the Company is undervalued, as it is trading at a significant discount to the net asset value of its proved oil and natural gas reserves, and we believe there is significant incremental value in the Company’s future reserve potential that is not being appropriately valued in the current market.  To the extent that we repurchase stock, we plan to reduce our 2012 capital expenditures by a commensurate amount in order to maintain our strong balance sheet.  We intend for any stock repurchases to be accretive to our production per share, even after consideration of any adjustment to 2012 production that would result from reduced 2012 capital expenditures.”

About Denbury

Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis on its CO2 tertiary recovery operations.

Cautionary Statement Regarding Denbury Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties including estimated net asset values of proved reserves and of potential oil and gas reserves, and future production.  These forward looking statements are subject to  risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these estimates, goals and projections can or will be met. Actual results may vary materially. The estimates of potential reserves in this press release, which is comprised of proved and probable reserves based on the most recent drilling and technical data available to the Company, are more speculative than estimates of proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering these reserves is subject to substantially greater risk.

For further information contact:

DENBURY RESOURCES INC.
Phil Rykhoek, Chief Executive Officer, 972-673-2000
Mark Allen, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com